As filed with the Securities and Exchange Commission on October 25, 2006

Registration No. 333-137381

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Guidance Software, Inc.

(Exact name of registrant as specified in its charter)

California	7372	95-4661210
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

215 North Marengo Avenue

Pasadena, CA 91101

(626) 229-9191

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Colbert

Chief Executive Officer

215 North Marengo Avenue

Pasadena, CA 91101

(626) 229-9191

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian T.H. Kleindorfer, Esq. Edward Sonnenschein, Jr., Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071 (213) 485-1234	Robert T. Clarkson, Esq. Stephen E. Gillette, Esq. Jones Day 2882 Sand Hill Road Menlo Park, CA 94025 (650) 739-3939

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 to the Form S-1 Registrant Statement is to file and add an additional exhibit. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The prospectus, financial statements and valuation and qualifying accounts are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates, other than the SEC registration fee, the NASD filing fee and the NASDAQ listing fee.

SEC registration fee	$8,560
NASD filing fee	8,550
NASDAQ listing fee	*
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Transfer agent’s fees	*
Blue sky fees and expenses	*
Miscellaneous	*
Total	$ *

*	To be completed by amendment

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The registrant’s certificate of incorporation, as amended, and the registrant’s bylaws, as amended, will provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the registrant will enter into separate indemnification agreements under Delaware law with its directors and executive officers which will require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or from willful misconduct).

These indemnification provisions and the indemnification agreements to be entered into between the registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the registrant and its executive officers and directors for certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

Since June 30, 2003, the registrant has sold the following securities without registration under the Securities Act of 1933:

On September 26, 2003, Matthew Healey paid $2.25 million cash in exchange for 412,390 shares of our common stock, representing a number of shares equal to 2% of the common stock then outstanding, and a warrant for the purchase of 206,200 additional shares of common stock at an exercise price of $0.001 per share. This transaction was exempt from the registration requirements of the Securities Act in reliance on Section (4)(2) of the Securities Act. Matthew Healey was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Matthew Healey later transferred the shares and the warrant to the Healey 2003 Family Trust. On July 1, 2006, the Healey 2003 Family Trust exercised the warrant to purchase 206,200 shares of common stock at an exercise price of $0.001 per share. Timothy Leehealey, our Executive Vice President of Corporate Development and Marketing, is Matthew Healey’s son and one of the beneficiaries of the Healey 2003 Family Trust.

In April 2005, we granted options to a director and employees to purchase an aggregate of 606,593 shares of common stock under our 2004 Equity Incentive Plan, of which 117,824 of the options have been exercised at a price of $4.54 per share. Options to purchase 169,005 shares of common stock were subsequently cancelled. These options were granted in transactions exempt from the registration requirements of the Securities Act in reliance on Section (4)(2) of the Securities Act. Each of the director and employees were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

From February 2004 through July 2006, we granted stock options to our employees and directors under our 2004 Equity Incentive Plan pursuant to which the optionees may purchase up to an aggregate of 3,467,424 shares of our common stock at exercise prices ranging from $4.54 to $10.75 per share. Of the options we granted during this period, options to purchase a total of 255,660 shares of our common stock have been canceled, and options to purchase a total of 14,325 shares of common stock have been exercised, for an aggregate cash consideration of $78,809. The sale and issuance of these securities were exempt from registration under Rule 701 under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement*

3.1	Articles of Incorporation of Guidance Software, Inc., as amended (1)

3.2	Form of Amended and Restated Certificate of Incorporation of Guidance Software, Inc., to be effective upon the closing of the offering to which this Registration Statement relates*

3.3	Amended and Restated Bylaws of Guidance Software, Inc. (1)

3.4	Form of Amended and Restated Bylaws of Guidance Software, Inc., to be effective upon the closing of the offering to which this Registration Statement relates*

4.1	Investor’s Rights Agreement, dated as of September 26, 2003, by and between Guidance Software, Inc. and Matthew Healey (1)

5.1	Opinion of Latham & Watkins, LLP, related to the shares of common stock being sold in the initial public offering*

10.1	Restated Lease Agreement, dated as of April 1, 2003, by and between Guidance Software, Inc. and The Walnut Plaza, as amended (1)

10.2	Guidance Software, Inc. 2004 Equity Incentive Plan, as amended (1)

10.3	Amended and Restated 2004 Equity Incentive Plan*

10.4	Executive Retention and Severance Plan (1)

10.5	Employment Agreement, dated January 1, 2000, by and between Guidance Software, Inc. and John Patzakis, as amended (1)

10.6	Employment Agreement, dated September 5, 2000, by and between Guidance Software, Inc. and John Colbert, as amended (1)

10.7	Employment Agreement, dated December 16, 2002, by and between Guidance Software, Inc. and Frank Sansone (1)

Exhibit No.	Description of Document
10.8	Employment Agreement, dated March 31, 2004, by and between Guidance Software, Inc. and Victor Limongelli (1)

10.9	License Agreement, dated as of June 30, 2005, by and between Guidance Software, Inc. and Stellent Chicago Sales, Inc. (3)(**)

10.10	Tax Matters Agreement*

10.11	Credit Agreement entered into as of May 4, 2005, by and between Bank of the West and Guidance Software, Inc., as amended (1)

16.1	Letter of McGladrey & Pullen, LLP (2)

21.1	List of Subsidiaries (1)

23.1	Consent of Deloitte & Touche LLP (2)

23.2	Consent of McGladrey & Pullen, LLP (2)

24.1	Power of Attorney (included on signature page of the Registration Statement) (1)

(1)	Previously filed with the Form S-1 by the Registrant on September 15, 2006
(2)	Previously filed with Amendment No. 1 by the Registrant on October 20, 2006
(3)	Filed herewith

*	To be filed by amendment
**	Portions of the exhibit have been omitted pursuant to a request for confidential treatment and submitted separately to the Securities and Exchange Commission.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pasadena, state of California, on October 25, 2006.

GUIDANCE SOFTWARE, INC.

By:	/S/ JOHN COLBERT
Name: John Colbert Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on October 25, 2006.

Signature	Title	Date

/s/ JOHN COLBERT	Chief Executive Officer and Director	October 25, 2006
John Colbert	(Principal Executive Officer)

*	Chief Financial Officer	October 25, 2006
Frank Sansone	(Principal Financial and Accounting Officer)

*	Chairman and Chief Technology Officer	October 25, 2006
Shawn McCreight

*	Vice Chairman and Chief Legal Officer	October 25, 2006
John Patzakis

*	Director	October 25, 2006
Kathleen O’Neil

*	Director	October 25, 2006
Stephen Richards

*	Director	October 25, 2006
George Tenet

*	Director	October 25, 2006
Amit Yoran

*By:	/s/ JOHN COLBERT
John Colbert Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement*

3.1	Articles of Incorporation of Guidance Software, Inc., as amended (1)

3.2	Form of Amended and Restated Certificate of Incorporation of Guidance Software, Inc., to be effective upon the closing of the offering to which this Registration Statement relates*

3.3	Amended and Restated Bylaws of Guidance Software, Inc. (1)

3.4	Form of Amended and Restated Bylaws of Guidance Software, Inc., to be effective upon the closing of the offering to which this Registration Statement relates*

4.1	Investor’s Rights Agreement, dated as of September 26, 2003, by and between Guidance Software, Inc. and Mathew Healey (1)

5.1	Opinion of Latham & Watkins, LLP, related to the shares of common stock being sold in the initial public offering*

10.1	Restated Lease Agreement, dated as of April 1, 2003, by and between Guidance Software, Inc. and The Walnut Plaza, as amended (1)

10.2	Guidance Software, Inc. 2004 Equity Incentive Plan, as amended (1)

10.3	Amended and Restated 2004 Equity Incentive Plan*

10.4	Executive Retention and Severance Plan (1)

10.5	Employment Agreement, dated January 1, 2000, by and between Guidance Software, Inc. and John Patzakis, as amended (1)

10.6	Employment Agreement, dated September 5, 2000, by and between Guidance Software, Inc. and John Colbert, as amended (1)

10.7	Employment Agreement, dated December 16, 2002, by and between Guidance Software, Inc. and Frank Sansone (1)

10.8	Employment Agreement, dated March 31, 2004, by and between Guidance Software, Inc. and Victor Limongelli (1)

10.9	License Agreement, dated as of June 30, 2005, by and between Guidance Software, Inc. and Stellent Chicago Sales, Inc. (3)(**)

10.10	Tax Matters Agreement*

10.11	Credit Agreement entered into as of May 4, 2005, by and between Bank of the West and Guidance Software, Inc., as amended (1)

16.1	Letter of McGladrey & Pullen, LLP (2)

21.1	List of Subsidiaries (1)

23.1	Consent of Deloitte & Touche LLP (2)

23.2	Consent of McGladrey & Pullen, LLP (2)

24.1	Power of Attorney (included on signature page of the Registration Statement) (1)

(1)	Previously filed with the Form S-1 by the Registrant on September 15, 2006
(2)	Previously filed with Amendment No. 1 by the Registrant on October 20, 2006
(3)	Filed herewith

*	To be filed by amendment
**	Portions of the exhibit have been omitted pursuant to a request for confidential treatment and submitted separately to the Securities and Exchange Commission.